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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Clear Channel Communications, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-4 of our report on the consolidated financial statements of Hispanic Broadcasting Corporation (formerly Heftel Broadcasting Corporation) and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, which report is included in the Annual Report on Form 10-K of Clear Channel Communications, Inc. for the year ended December 31, 1999, and to the reference to our firm under the heading "Experts" in the registration statement.




                                             KPMG LLP

Dallas, Texas
October 16, 2000